                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Planar Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  [PLANAR LOGO]


                               December 21, 2001

Dear Fellow Shareholder:

   Our Annual Meeting is scheduled for Thursday, January 31, 2002. Enclosed please find a copy of our proxy statement for this meeting, as well as our 2001 Annual Report.

   We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure your shares are represented at the meeting.

   At this meeting, in addition to the Election of Directors, shareholders are being asked to vote on and approve an amendment to your Company's 1994 Employee Stock Purchase Plan. The matters to be considered at the meeting are explained in greater detail in the body of the proxy statement, and we encourage you to review this information.

   Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders that hold their shares in "street-name" will also have the alternatives of voting either by touch-tone telephone call, or by Internet email.

   We thank you for your attention to this matter and for your continuing support of your Company.

                                          Very truly yours,

                                          /s/ Balaji Krishnamurthy
                                          Balaji Krishnamurthy
                                          President and Chief Executive Officer

                                  [PLANAR LOGO]
                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 748-1100

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 31, 2002

                               -----------------

To the Shareholders of
Planar Systems, Inc.:

   NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Planar Systems, Inc. (the "Company") will be held on Thursday, January 31, 2002, at 3:00 p.m., local time, at 1600 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

    1. Election of Directors. To elect three directors, each for a three-year term;

    2. Approval of Amendment to 1994 Employee Stock Purchase Plan. To approve an amendment to the Planar Systems, Inc. 1994 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 300,000 to 450,000;

    3. Other Business. To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors of the Company has fixed the close of business on December 6, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board,

                                          /s/ Balaji Krishnamurthy
                                          Balaji Krishnamurthy
                                          President and Chief Executive Officer

Beaverton, Oregon
December 21, 2001

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PLANAR SYSTEMS, INC.
                            1400 N.W. Compton Drive
                              Beaverton, OR 97006
                                (503) 748-1100

                               -----------------

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 31, 2002

                               -----------------

                                 INTRODUCTION

General

   This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation ("Planar" or the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Planar common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held at 3:00 p.m. on January 31, 2002, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, approve an amendment to the Company's 1994 Employee Stock Purchase Plan and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about December 27, 2001.

Solicitation, Voting and Revocability of Proxies

   The Board of Directors has fixed the close of business on December 6, 2001 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,800 beneficial holders of the 12,546,091 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

   If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors and FOR approval of the amendment to the Company's 1994 Employee Stock Purchase Plan. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

   Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

   At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

   Under the Company's articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

   Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 6, 2001, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

                                      Expiration
                                          of
                             Director  Current
                         Age  Since      Term    Position Held with Planar
                         --- -------- ---------- -------------------------
Nominees:
   Carl Neun............ 58    2000      2002    Director
   Gregory H. Turnbull.. 63    1986      2002    Director
   Steven E. Wynne...... 49    1996      2002    Director
Continuing Directors:
   Balaji Krishnamurthy. 48    1999      2003    President, Chief Executive
                                                 Officer and Director
   E. Kay Stepp......... 56    1998      2003    Director
   Heinrich Stenger..... 60    1997      2004    Director
   William D. Walker.... 69    1983      2004    Chairman of the Board

   Carl Neun. Mr. Neun became a Director of the Company in December 2000. Mr. Neun is Chairman of WireX Communications, Inc., a server appliance software company. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc., SpeedFam-IPEC, Inc. and Radisys Corporation.

   Gregory H. Turnbull. Mr. Turnbull has served as a Director of the Company since 1986. He currently is self-employed as a consultant to certain small businesses and is a Special Limited Partner of Cable & Howse Ventures, a venture capital firm. Mr. Turnbull served as a managing director of Kemper Securities from June 1992 to April 1993. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of AP Pharma, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

   Steven E. Wynne. Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne is a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company's legal counsel. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from

June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor's degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

   Balaji Krishnamurthy. Dr. Krishnamurthy has served as President, CEO and Director of the Company since September 1999. Prior to joining Planar, he served as Vice President and General Manager for various business units of Tektronix where his 15 year tenure from August 1984 to September 1999 included assignments in engineering, marketing and general management. Dr. Krishnamurthy was with General Electric Co. from June 1981 to June 1984. Dr. Krishnamurthy received his BS and MS in mathematics from Birla Institute of Technology and Science, India and an MS and Ph.D. in computer science from the University of Massachusetts.

   E. Kay Stepp. Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp formed and now operates Executive Solutions, Inc., a consulting firm which provides consulting services to senior executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company ("PGE"), a Portland, Oregon, investor-owned utility company. From 1978 to 1989, Ms. Stepp held various other positions at PGE including President of the Energy Service Division, Vice President of Marketing and Operations and Vice President of Human Resources and Administration. Ms. Stepp is Chairman of the Board of Directors of Gardenburger, Inc. and serves on the Board of Directors of Franklin Covey Company and StanCorp Financial Group. Ms. Stepp also serves on the Boards of Directors of several private companies, including Bank of the Northwest and Working Assets. She is a former director of the Federal Reserve Bank of San Francisco.

   Heinrich Stenger. Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

   William D. Walker. Mr. Walker has served as a Director of the Company since inception and has served as Chairman of the Board since December 1988. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker retired as Vice-Chairman of the Board of Directors of Tektronix in September 2000. Mr. Walker received an electrical engineering degree from the University of Missouri.

   Board of Directors Committees and Nominations by Shareholders. The Board of Directors acted as a nominating committee for selecting nominees for election as directors at the Annual Meeting. The Company's bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

   The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 28, 2001, conducted four meetings. The members of the Audit Committee currently are Messrs. Neun, Stenger and Wynne. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary, and such other matters referred to the Committee. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company's stock option plans. During the fiscal year ended September 28, 2001, the Compensation Committee held three meetings. The members of the Compensation Committee currently are Mr. Turnbull and Ms. Stepp. The Committee on Directors is responsible for performing the Board's annual self evaluation, locating potential candidates to fill Board vacancies and recommending the nominees to stand for election at each annual meeting of shareholders and held four meetings during fiscal year 2001. The members of the Committee on Directors currently are Ms. Stepp, Dr. Krishnamurthy and Mr. Walker.

   During fiscal year 2001 the Company's Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served.

   See "Management -- Executive Compensation" for certain information regarding compensation of directors.

   The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                  MANAGEMENT

Executive Officers

   The following table sets forth certain information with respect to the executive officers of the Company.

        Name         Age                    Position
        ----         ---                    --------
Balaji Krishnamurthy 48  President, Chief Executive Officer and Director
Christopher N. King. 56  Executive Vice President, Chief Technical
                           Officer and Secretary
Steven J. Buhaly.... 45  Vice President, Chief Financial Officer and
                           Assistant Secretary
Douglas K. Barnes... 44  Vice President
Mark A. Ceciliani... 42  Vice President
Michael J. Franzi... 46  Vice President
Matthew T. Harris... 33  Vice President
Kimmo Karhunen...... 46  Vice President
Carolyn McKnight.... 53  Vice President
William R. Sproull.. 44  Vice President

   Information concerning the principal occupation of Dr. Krishnamurthy is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

   Christopher N. King. Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

   Steven J. Buhaly. Mr. Buhaly has served as Chief Financial Officer since October 1, 2000 prior to which he served as Vice President of the Company's Medical Business Unit. Prior to joining Planar, Mr. Buhaly spent 15 years at Tektronix in a variety of General Management, Finance, and Manufacturing roles. Mr. Buhaly received his MBA from the University of Washington in 1984.

   Douglas K. Barnes. Mr. Barnes has served as Vice President of Global Manufacturing since July 1998. Mr. Barnes was elected Vice President of the Company in November 1997 and served as general manager of the Company's electroluminescent (EL) display operations in North America from August 1997. Since 1986, Mr. Barnes has held various positions with the Company including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a BS in Industrial Engineering from Stanford University.

   Mark A. Ceciliani. Mr. Ceciliani joined the Company in 1984 and served in a variety of roles in the financial organization including controller, assistant treasurer and treasurer between 1984 and 2000. In April 2000 he assumed his current role as Vice President and General Manager of the Military Transportation Business. Prior to joining Planar, Mr. Ceciliani worked as a staff accountant for KPMG Peat Marwick for three years. Mr. Ceciliani received a BS in Business Administration from Portland State University.

   Michael J. Franzi. Mr. Franzi joined the Company in September of 2000 as Vice President, American Sales and Marketing. Mr. Franzi has over 20 years experience in technical sales and sales management, most recently serving as Director of Strategic Operations for Conexant Systems (formerly Rockwell Semi-Conductor) and prior to which he served as part of the sales management team with Tektronix.

   Matthew T. Harris. Mr. Harris joined the Company in October 2001. He assumed his current role as Vice President and General Manager of the Medical Business Unit in November 2001. From December 1998 until September 2001, he served as Vice President of Enron Broadband Services in various management capacities. From June 1997 to December 1998, Mr. Harris was Director of Business Development at Netscape Communications. From June 1996 to June 1997, he was the Manager of Business Development at Proventura Software. Prior to that, he was in various operational positions at General Electric Medical Systems. He graduated from Cornell University and has an MBA from Stanford University.

   Kimmo Karhunen. Mr. Karhunen joined the Company in October of 1999 serving as Vice President and Managing Director Planar Europe. Prior to joining Planar Mr. Karhunen held several sales and general management positions with Tektronix, Inc., including positions in sales and marketing in Europe from 1994 through 1999. Currently Mr. Karhunen is based in Espoo, Finland. Mr. Karhunen received a computer science degree from Unea University, Sweden and is currently studying at the Helsinki Business School of Economics and Business Administration. Fluent in Finnish, Swedish, English and German, Mr. Karhunen is also an officer in the Finnish Reserve Forces.

   Carolyn McKnight. Ms. McKnight has served as a Vice President of the Company since March 1998. Prior to joining Planar she was an independent organizational development consultant from 1994 to 1998, and previously International Human Resources Director for Tektronix, Inc. Ms. McKnight received her BS from Tennessee Temple University, received her master's degree from Pacifica Graduate Institute and is currently enrolled as a doctoral candidate at Pacifica Graduate Institute.

   William R. Sproull. Mr. Sproull joined the Company in June 1995. Since February 2000 he has held the position of Vice President and General Manager of the Industrial Business Unit. Prior to that he had been the general manager of the Company's Microdisplay business.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer during the fiscal year ended September 29, 2000 and each of the four other most highly compensated executive officers of the Company (the "named executive officers") for the fiscal years ended September 28, 2001, September 29, 2000 and September 24, 1999.

                                                                 Long-term
                                                               Compensation
                                                               ------------


                                                                      Securities
                                                                      Underlying
                                     Annual Compensation   Restricted   Stock
                                     -------------------     Stock     Options      All Other
   Name and Principal Position      Year  Salary   Bonus   Awards(1)   Granted   Compensation(2)
   ---------------------------      ---- -------- -------- ---------- ---------- ---------------
Balaji Krishnamurthy (3)........... 2001 $350,000 $728,747  $     --    79,250       $ 5,775
   President and Chief Executive    2000  350,000  302,677   321,875   269,647         5,775
   Officer
Christopher N. King................ 2001  225,000  374,784        --    25,000         5,775
   Executive Vice President and     2000  232,692  125,863        --    20,000         6,318
   Chief Technical Officer          1999  186,769      672   156,800    10,000         9,546
Steven J. Buhaly (4)............... 2001  175,000  255,062        --    39,805         6,549
   Vice President, Chief Financial  2000  128,524   56,182        --    58,415         4,867
   Officer and Assistant Secretary
Carolyn McKnight................... 2001  155,000  193,639        --    28,113         5,775
   Vice President                   2000  149,807   54,495        --    23,136         5,811
                                    1999  134,690   10,613    92,000    10,000         3,717
Douglas K. Barnes.................. 2001  170,000  212,378        --    30,719         6,809
   Vice President                   2000  165,577   60,046        --    18,982         5,042
                                    1999  139,111      507    16,800    10,000        10,000

--------
(1) The amounts set forth under Restricted Stock Award represent the dollar value of shares of restricted stock granted during the applicable fiscal year calculated based upon the closing price of the Common Stock on the date of grant. Restricted Stock Awards for 2000 include the following awards: Dr. Krishnamurthy--50,000 shares. Each such award granted in fiscal year 2000 is scheduled to vest as follows: 20,000 shares at the signing of Dr. Krishnamurthy's employment agreement and 15,000 shares each of the next two years. Restricted Stock Awards for 1999 included the following awards:
    Mr. King--15,000 shares and Ms. McKnight--11,500. Each such award vested on May 24, 2001. Restricted Stock Awards for 1999 also included the following awards: Mr. King--4,600 shares. Such award is scheduled to vest with respect to 25 percent of the award at each of May 24, 2000, May 24, 2001, May 24, 2002 and May 24, 2003.
(2) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company's employees.
(3) Dr. Krishnamurthy joined the Company on September 27, 1999.
(4) Mr. Buhaly joined the Company on November 15, 1999.

Stock Options

   The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 28, 2001.

                       Option Grants in Last Fiscal Year

                                                                    Potential Realizable Value
                                                                      at AssumedAnnual Rates
                     Number of    Percent of                              of Stock Price
                     Securities  Total Options                       Appreciation for Option
                     Underlying   Granted to   Exercise                      Term (4)
                      Options    Employees in  Price Per Expiration --------------------------
Name                  Granted     Fiscal 2001  Share (3)    Date         5%           10%
----                 ----------  ------------- --------- ----------   -------      ---------
Balaji Krishnamurthy   50,000(1)     7.80%      $18.63   10/1/2004  585,815      1,484,571
                       29,250(2)     4.55        20.15   4/19/2008  370,663        939,331
Christopher N. King.   25,000(1)     3.90        18.63   10/1/2004  292,908        742,286
Steven J. Buhaly....   25,000(1)     3.90        18.63   10/1/2004  292,908        742,286
                       14,805(2)     2.31        20.15   4/19/2008  187,612        475,446
Carolyn McKnight....   15,000(1)     2.34        18.63   10/1/2004  175,744        445,372
                       13,113(2)     2.04        20.15   4/19/2008  166,171        421,111
Douglas K. Barnes...   20,000(1)     3.12        18.63   10/1/2004  234,326        593,829
                       10,719(2)     1.67        20.15   4/19/2008  135,834        344,229

--------
(1) Options granted in fiscal 2001 become exercisable starting six months after the grant date, with one quarter of the options exercisable at that time and with an additional 25% of such options becoming exercisable each six months thereafter.

(2) These options will vest as follows: 33.33 percent on the first anniversary of the date of grant and each of the next two anniversaries thereafter, if the target stock price has been achieved for thirty consecutive trading days during the period between each anniversary date, but in any event all options will vest on the fifth anniversary date of each grant.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant.

(4) The potential realizable value is calculated based upon the term of the option at its time of grant (4 or 7 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Option Exercises and Holdings

   The following table provides information, with respect to the named executive officers, concerning options exercised during the last fiscal year and unexercised stock options held as of September 28, 2001.

                                            Number of Securities      Value of Unexercised
                     Options Exercised in  Underlying Unexercised    In-the-Money Options at
                     Last Fiscal Year(1)      Options at FY-End             FY-End(1)
                     -------------------- ------------------------- -------------------------
                     Number of   Value
Name                  Shares    Realized  Exercisable Unexercisable Exercisable Unexercisable
----                 ---------  --------  ----------- ------------- ----------- -------------
Balaji Krishnamurthy  15,000    $301,390    129,180      204,717    $1,539,079   $1,804,766
Christopher N. King.  45,491     866,356     70,042       20,967       496,961       53,240
Steven J. Buhaly....   7,500     162,786     23,487       67,233       222,825      445,390
Carolyn McKnight....   9,321     159,779     20,946       40,982       161,780      174,282
Douglas K. Barnes...  25,362     497,020     45,631       28,683       334,311       87,837

--------
(1) The value realized is based on the difference between the market price at the time of exercise and the applicable exercise price.
(2) Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreements

   The Company has entered into an employment agreement ("Employment Agreement") with Balaji Krishnamurthy for a term ending September 24, 2001, provided that on that date and each anniversary thereafter the term of the Employment Agreement will automatically be extended for one additional year unless at least 90 days prior to such anniversary Dr. Krishnamurthy or the Company have given notice that the Employment Agreement will not be extended. If Dr. Krishnamurthy resigns or is terminated for Cause (as defined in the Employment Agreement and described below) all pay and other benefits under the Employment Agreement will cease as of the effective date of the termination or resignation.

   In the event of Dr. Krishnamurthy's death during the term of the Employment Agreement, his designated beneficiary will receive a lump sum payment equal to eighteen months base salary at his then current rate. In the event of Dr. Krishnamurthy's termination due to disability during the term of the Employment Agreement, the Company will pay him a lump sum amount equal to eighteen months base salary at his then current rate. If Dr. Krishnamurthy is terminated due to death or disability after the second anniversary of the date of the Employment Agreement, all outstanding stock options and stock grants held by Dr. Krishnamurthy on the effective date of such termination that would, by their terms, vest within eighteen months of the effective date of such termination will become fully vested as of the date of termination.

   If Dr. Krishnamurthy is terminated without Cause or if the Company elects not to extend the term of the Employment Agreement, the Company will continue to pay his base salary in accordance with the Company's normal payroll practices for a period of eighteen months. In addition, if Dr. Krishnamurthy elects to continue his group health benefits the Company will pay the premiums for a period of up to eighteen months. Further, all outstanding stock options and stock grants held by Dr. Krishnamurthy at the effective date of his termination without Cause, that would by their terms vest within eighteen months of the effective date will become fully vested as of the effective date of his termination.

   In the event that Dr. Krishnamurthy's employment is terminated by the Company after a Change of Control (as defined in the Employment Agreement and described below) for any reason other than Cause or Dr. Krishnamurthy elects to terminate his employment within two years after a Change of Control for Good Reason (as defined in the Employment Agreement and described below), the Company will make a lump sum payment to Dr. Krishnamurthy in an amount equal to (i) two times the higher of
(A) his base salary at the rate in effect on the date of the Change of Control, or (B) his base salary at the rate in effect on the date of the Change of Control termination, plus (ii) an amount equal to two times the higher of (A) his target bonus for the year in which the Change of Control termination occurs, or (B) his target bonus for the year in which the Change of Control occurs. In addition, the Company will continue to pay the premiums for Dr. Krishnamurthy's health benefits and disability insurance for a period of twenty-four months. Further, all outstanding stock options and stock grants held by Dr. Krishnamurthy that would, by their terms, vest within eighteen months (twenty-four months with respect to options granted after September 26, 2000) of the Change of Control will become fully vested.

   For purposes of the Employment Agreement, "Good Reason" will mean: (i) a change in Dr. Krishnamurthy's responsibilities, title, offices as in effect immediately prior to the Change of Control, or any removal from or failure to re-elect him to any such positions, that has the effect of materially diminishing his responsibilities or authority; (ii) a reduction in his base salary as in effect immediately prior to the Change in Control or failure to pay any other compensation or benefits which he is entitled; (iii) a requirement by the Company that he be based more than 25 miles from Beaverton, Oregon, (iv) the Company's failure to continue in effect any material compensation or other employee benefit plan, program or arrangement in effect before the Change of Control, or any act or omission that would adversely affect Dr. Krishnamurthy's continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company's obligations under the Employment Agreement, and (vi) any material breach of the Employment Agreement by the Company which is not remedied for a period of 30 days following written notice by Dr. Krishnamurthy to the Company.

   For purposes of the Employment Agreement a "Change of Control" includes (i) any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the common stock and other securities entitled to vote generally in the election of directors of the surviving corporation in the transaction, (ii) the acquisition by any person or entity or group of persons or entities acting in concert of 25 percent or more of the total combined voting power of the Company's then issued and outstanding securities,
(iii) the sale of all or substantially all of the assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company, or (iv) the liquidation of the Company. For purposes of the Employment Agreement "Cause" means the failure to satisfactorily perform the duties assigned as an executive officer within a certain period after notice of such failure is given and commission of certain illegal or wrongful acts.

Change in Control Agreements

   The Company has entered into change in control agreements (the "Agreements") with certain executive officers, including Steven J. Buhaly, Christopher N. King, Carolyn McKnight and Douglas K. Barnes. Each of the Agreements is for a term ending September 26, 2002, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an agreement will not be so extended. If a "Change in Control" (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

   If an executive officer's employment with the Company is terminated within two years after a Change in Control either by the Company without "Cause" (as defined in the Agreements and described below) or by the executive officer for "Good Reason" (as defined in the Agreements and described below), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to one year's base salary (eighteen month's base salary in the case of Mr. Buhaly and Dr. King) and (ii) an amount equal to one times (1.5 times in the case of Mr. Buhaly and Dr. King) the target bonus for the year of termination or Change in Control. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreements that would vest during the one year (eighteen months in the case of Mr. Buhaly and Dr. King) period after the date of termination would immediately become fully vested.

   If an executive officer's employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer's disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

   For purposes of the Agreements, a "Change in Control" includes (i) any merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation, (ii) the acquisition by any person or entity, or group of associated persons or entities, of 25% or more of the Company's total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors such that the directors in office as of the effective date of the Agreements, and/or their successors who were elected by or on the recommendation of the directors in office as of the effective date of the Agreements, do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, "Cause" means (i) fraud or misrepresentation, (ii) theft or embezzlement of Company assets, (iii) intentional violations of law involving moral turpitude, (iv) continued failure to satisfactorily perform reasonably assigned duties for a period of 30 days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that such duties have not been satisfactorily performed (provided, however, that no such termination for Cause will be effective until after the executive officer, together with their counsel, has had an opportunity to be heard before the Board of Directors), and (v) any material breach of the Agreements which, if curable, has not been cured within 30 days after written notice to the executive officer of such breach. For purposes of the Agreements, "Good Reason" includes (i) a change in the executive officer's responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal from or failure to re-elect to any of such positions, which has the effect of materially diminishing the executive officer's responsibility or authority,
(ii) a reduction in the executive officer's base salary as in effect immediately prior to the Change in Control or any failure to pay compensation or benefits otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of their job location before the Change in Control, (iv) the Company's failure to continue in effect any material compensation or employee benefit plan, program or arrangement in effect before the Change in Control, or any act or omission that would adversely affect the executive officer's continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company's obligations under the Agreements, and (vi) any material breach of the Agreements by the Company which is not remedied for a period of 30 days following written notice by the executive officer to the Company.

   The Company has also entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options or restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for "Good Reason" following a "Change of Control" of the Company. For purposes of these agreements, "Good Reason" includes (i) a change in the executive officer's responsibilities, titles or offices that has the effect of diminishing such executive officer's responsibility or authority, (ii) a reduction in the executive officer's salary or the failure to pay compensation otherwise due to the executive officer,
(iii) a requirement that the executive officer be based anywhere other than within 24 miles of his job location before the Change of Control, (iv) the Company's failure to maintain or continue any material compensation or employee benefit plan, program or arrangement in effect before the Change of Control,
(v) a material breach of the agreement by the Company that is not remedied within 60 days after notice of such breach. For purposes of these Agreements, a

"Change of Control" includes (i) shareholder approval of any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction, (ii) the acquisition by any person of 25 percent or more of the Company's total combined voting power, (iii) shareholder approval of the liquidation of the Company or the sale of substantially all of the Company's assets.

Director Compensation

   Nonemployee directors of the Company receive a $15,000 annual retainer plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting that is not in conjunction with a board meeting. Under certain circumstances, the nonemployee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Nonemployee Director Plan"), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director's annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors.

               COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

   Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

   The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

   The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

   The key components of the Company's compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis and determines base salary and non-equity incentives for executive officers. The Committee also approves all stock and stock option grants.

   Base Salary. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Changes in base salaries of executive officers are based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries for fiscal year 2001 were reasonable as compared to amounts paid by companies of similar size.

   Performance Incentive. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria, including earnings and return on investment measures. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain financial performance criteria. For fiscal 2001 annual bonuses equal to 125 percent to 208 percent of base salaries were paid to the named executive officers based on the Company's achievement of such predetermined financial performance criteria.

   Stock Grants and Options. The Compensation Committee believes that equity participation is a key component of the Company's executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

   Executive Stock Ownership Program. In addition to the stock grant and option program described above, the Company believes it is essential for all executive officers to have direct ownership of the Company's stock, thereby further aligning the long-term interest of executives with those of shareholders. Accordingly, the Company's executive officers generally are required to purchase Common Stock each year in an amount equal to at least 10% of their base pay and accumulate over a five-year period and maintain ownership of Common Stock valued at two to five times their annual compensation, including targeted performance-based bonuses. Executive officers who participate in the executive stock ownership ("ESO") program also participate in the Company's leveraged stock option ("LSO") program. Under the LSO program, each executive officer who purchases Company stock in the open market pursuant to the ESO program is granted an option to purchase a number of shares equal to nine times the number of shares purchased in the market. Stock options granted pursuant to the LSO program vest ratably on the first three anniversaries of the grant date, provided that the price of the Common Stock has exceeded a target price established based on the average sixty day stock price prior to the date of grant adjusted for the cost of capital over the next three years during certain prescribed time periods. These options also vest upon a change of control of the Company and, in any event, on the fifth anniversary of the date of grant.

Compensation of Chief Executive Officer

   Dr. Krishnamurthy has served as the Company's President and Chief Executive Officer since September 27, 1999. At that time, Dr. Krishnamurthy and the Company entered into an Executive Employment Agreement. For fiscal 2001, Dr. Krishnamurthy received a base salary of $350,000, and an option to purchase 50,000 shares of Common Stock at an exercise price of $18.63 and an option to purchase 29,250 shares of Common Stock at $20.15. Dr. Krishnamurthy earned a cash bonus of $728,747 for fiscal 2001 based on the Company's achievement of certain financial performance criteria.

COMPENSATION COMMITTEE:

Gregory H. Turnbull, Chairman
E. Kay Stepp

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee during fiscal year 2001 were Ms. Stepp and Mr. Turnbull, each of whom is an independent director not employed by the Company.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable Nasdaq Stock Market rules. The Committee operates under a written charter adopted by the Board on May 5, 2000. The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. The Audit Committee annually reviews and recommends to the Board the selection of the Company's independent accountants.

   Management is responsible for preparing the Company's financial statements. The independent accountants are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

   In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant's that firm's independence.

   Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 28, 2001 for filing with the Commission.

   Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl Neun
Heinrich Stenger
Steven E. Wynne, Chairman

                            STOCK PERFORMANCE GRAPH

   The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

                                    [CHART]

                                 NASDAQ
                  PLANAR         STOCK           PEER
                  SYSTEM         MARKET          GROUP
   9/27/1996      100            100             100
   9/26/1997      118.29         136.6           187.8
   9/25/1998      108.54         142.95           96.77
   9/24/1999       62.2          226.86          212.14
   9/29/2000      181.71         301.57          664.4
   9/28/2001      196.2          123.27          289.42


   The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the NASDAQ Stock Market index is based upon the stock price or index on December 16, 1993, the date of the Company's initial public offering.

   The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
In Focus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company's Common Stock is not an indication of future performance. There can be no assurance that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with for fiscal 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to the Company's Executive Stock Ownership ("ESO") program, executive officers of the Company are required to purchase Common Stock each year in an amount equal to at least 10% of their base pay. As a result of the application of the SEC's short-swing trading rules under Section 16 of the Exchange Act, the executive officers who purchase Common Stock as required by the ESO are effectively precluded from selling Common Stock in the open market. In order to provide such executive officers with opportunities to obtain liquidity and diversify their investment portfolio by selling Common Stock from time to time, the Board of Directors has authorized the Compensation Committee to consider and approve purchases of Common Stock by the Company from its executive officers from time to time. Set forth below is a list of such transactions, all of which were effected at the closing market price of the Common Stock on the date of the transaction.

                      Number
                     of Shares   Per Share
Executive Officer    Purchased Purchase Price
-----------------    --------- --------------
Douglas K. Barnes...     998       $31.50
Steven J. Buhaly....   5,000        30.00
Mark A. Ceciliani...   4,837        28.50
Kimmo Karhunen......   5,000        27.25
Balaji Krishnamurthy  10,000        28.20
Carolyn McKnight....   5,000        24.76
Carolyn McKnight....   5,000        23.69
Carolyn McKnight....   3,500        28.91
William R. Sproull..   1,500        24.80

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the ownership of the Common Stock as of December 6, 2001 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's nominees for election as director, (iv) each of the Company's named executive officers, and (v) all directors and executive officers as a group.

                                                         Shares of Common Stock Percent of Common
Name and Address of Beneficial Owner                     Beneficially Owned(1)  Stock Outstanding
------------------------------------                     ---------------------- -----------------
State of Wisconsin Investment Board (2).................       1,277,000              10.18%
   P.O. Box 7842
   Madison, WI 53707

Dimensional Fund Advisors, Inc. (4).....................         761,400               6.07
   1299 Ocean Avenue
   Santa Monica, CA 90401

Wellington Management Company, LLP......................         669,000               5.33
   75 State Street
   Boston, MA 02109

Balaji Krishnamurthy....................................         219,688               1.75

Carl Neun...............................................          15,000                  *

Heinrich Stenger........................................          33,050                  *

E. Kay Stepp............................................          30,000                  *

Gregory H. Turnbull.....................................          71,404                  *

William D. Walker.......................................         106,000                  *

Steven E. Wynne.........................................          30,500                  *

Douglas K. Barnes.......................................          74,726                  *

Carolyn McKnight........................................          35,246                  *

Steven J. Buhaly........................................          39,065                  *

Christopher N. King(7)..................................         103,451                  *

Executive Officers and Directors as a group (18 persons)         963,546               7.68

--------
 * less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 6, 2001 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 6, 2001 is as follows: Dr. Krishnamurthy--157,305; Mr. Neun--15,000; Mr. Stenger--31,000; Ms. Stepp--28,000; Mr. Turnbull--49,000; Mr. Walker--66,000; Mr.
    Wynne--30,000; Mr. King--60,696; Mr. Buhaly--32,860; Ms. McKnight--26,571;
    Mr. Barnes--42,667; and all directors and officers as a group--676,566. The table does not include shares subject to options that will be granted to Messrs. Turnbull, Neun, Walker and Wynne and Ms. Stepp under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.
(2) This information as to beneficial ownership is based on a Schedule 13G/A filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on February 9, 2001. The Schedule 13G/A states that the State of Wisconsin Investment Board is the beneficial owner of 1,277,000 shares of Common Stock as to which it has sole voting and dispositive power.

(3) This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 2, 2001. The Schedule 13G state that Dimensional Fund Advisors, Inc. is the beneficial owner of 753,600 shares of Common Stock, as to which it has sole voting power and dispositive power.
(4) This information as to beneficial ownership is based on a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 13, 2001. The Schedule 13G states that Wellington Management Company, LLP is the beneficial owner of 669,000 shares of Common Stock, as to which it has shared dispositive power, including 179,300 shares as to which it has shared voting power.
(7) Excludes 39,105 shares of Common Stock beneficially owned by Mr. King's wife, as to which he disclaims beneficial ownership.

        APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

   The purpose of the Company's 1994 Employee Stock Purchase Plan ("ESPP") is to provide a convenient and practical means by which employees may participate in stock ownership of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of Common Stock pursuant to the ESPP is an important aspect of the Company's ability to attract and retain highly qualified and motivated employees. A total of 300,000 shares of Common Stock have been reserved under the Company's 1994 Employee Stock Purchase Plan (the "ESPP"). As of September 28, 2001, only 85,823 shares remained available for purchase under the ESPP. The Board of Directors believes that additional shares will be needed under the ESPP to provide appropriate incentives. Accordingly, on November 2, 2001, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 150,000 shares of Common Stock under the ESPP, thereby increasing the total number of shares reserved for issuance under the ESPP from 300,000 shares to 450,000 shares. The following is a summary of the basic terms and provisions of the ESPP.

   The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The ESPP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to certain amendments requiring shareholder approval.

   All regular status employees of the Company and its subsidiaries, including the Company's officers, are eligible to participate in the ESPP if they: (i) are customarily employed in a position with regular hours of 20 or more hours a week and (ii) are customarily employed more than five months in any calendar year. Eligible employees may elect to contribute from 1% to 10% of their cash compensation during each pay period. The ESPP provides for two annual six-month offering periods, beginning on April 1 and October 1 of each year (the "Enrollment Dates"). During the offering periods, participants accumulate funds in an account via payroll deduction. At the end of each six-month offering period, the purchase price is determined and the accumulated funds are used to automatically purchase shares of Common Stock. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Common Stock on the Enrollment Date of the offering period or (b) the fair market value on the date of purchase. Unless a participant files a withdrawal notice before the beginning of the next offering period, such participant will automatically be re-enrolled for the next offering period.

   Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant's employment for any reason the payroll deductions credited to the participant's account will be returned to the participant. Any remaining balances will be returned to the participant, or his or her beneficiary. As of September 28, 2001, there were 747 employees of the Company eligible to participate in the ESPP and 222 employees participating. Because participation in the ESPP is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular individual or group of individuals.

Federal Income Tax Consequences

   The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the ESPP and with respect to the sale of Common Stock acquired under the ESPP. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

   In general, a participant will not recognize taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the ESPP at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

   If the participant disposes of shares purchased pursuant to the ESPP more than two years from the Enrollment Date and more than one year from the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 15% of the fair market value of the shares on the Enrollment Date. Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. The Company is not entitled to take a deduction for the amount of the discount in circumstances indicated above.

   If the participant disposes of shares purchased pursuant to the ESPP within two years after the Enrollment Date or within one year after the purchase date, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

   For the reasons discussed above, the Board recommends a vote FOR approval of the amendment to the Company's 1994 Employee Stock Purchase Plan. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal. Proxies solicited by the Board will be voted FOR approval of the amendment to the 1994 Employee Stock Purchase Plan unless a vote against the proposal or abstention is specifically indicated.

   The Board of Directors unanimously recommends that shareholders vote FOR the this proposal.

                             INDEPENDENT AUDITORS

   Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 28, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $176,950.

   Financial Information Systems Design and Implementation Fees. No fees were billed by KPMG LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended September 28, 2001.

   All Other Fees. The aggregate fees billed by KPMG LLP for services other than as described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended September 28, 2001 were $193,967.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company's 2003 proxy statement. Any such proposal must be received by the Company not later than August 23, 2002. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company's proxy statement. Alternatively, under the Company's bylaws, a proposal or nomination that a shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2002 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                             COST OF SOLICITATION

   The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                            ADDITIONAL INFORMATION

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 28, 2001 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 28, 2001 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006.

                                          By Order of the Board of Directors

                                          /s/ Balaji Krishnamurthy

                                          Balaji Krishnamurthy
                                          President and Chief Executive Officer

Beaverton, Oregon
December 21, 2001

_______________________________________________________________________________

                              PLANAR SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the "Company"), hereby appoints Balaji Krishnamurthy and William
D. Walker, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3:00 p.m. on Thursday, January 31, 2002 at 1600 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF
THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

                (Continued and to be signed on the reverse side)

                            . FOLD AND DETACH HERE .

_______________________________________________________________________________

_______________________________________________________________________________

                                                      Please mark
                                                      your votes   [X]
                                                     as indicated


                               FOR the nomimees          WITHHOLD AUTHORITY
                             listed below (except     to vote for all nominees
                              as indicated below)           listed below

1. Election of three
   directos each for a               [ ]                       [ ]
   three-year term.

   01 - Carl Neun,
   02 - Gregory H. Turnbull
   and 03 - Steven E. Wynne

   Instruction: To withhold
   authority to vote for any
   nominee, write that
   nominee's name(s) in this
   space:

   ____________________________


                                                  FOR    AGAINST    ABSTAIN
2. Approval of amendment to the Company's 1994
   Employee Stock Purchase Plan.                  [ ]      [ ]        [ ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.




           Please check this box if you plan to attend the Annual Meeting.  [ ]

   PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

   If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.


                   Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).


                   ____________________________________________________________
                   Typed or Printed name(s)


                   ____________________________________________________________
                   Authorized Signature


                   ____________________________________________________________
                   Title or authority, if applicable


                   ____________________________________________________________
                   Date


_______________________________________________________________________________

                            . FOLD AND DETACH HERE .